Exhibit 99.1

2020 ANNUAL REPORT About The Company Selected Financial Highlights Letter To Our Stockholders Form 10-K MATERIALS RETAIL & E-COMMERCE DURABLE GOODS NATURAL RESOURCES MANUFACTURING HEAVY LOGISTICS BEVERAGE FOOD Transforming Hyster-Yale An Industry Approach

2 “Our purpose is to help customers solve the toughest challenges in their materials handling applications.” Rajiv K. Prasad, President, Hyster-Yale Materials Handling On the cover Hyster-Yale is solving its customers’ toughest application challenges by focusing on 10 core industry verticals, 8 of which are featured on the cover. See the inside back cover for further information about cover photos. 2020 ANNUAL REPORT About The Company Selected Financial Highlights Letter To Our Stockholders Form 10-K MATERIALS RETAIL & E-COMMERCE DURABLE GOODS NATURAL RESOURCES MANUFACTURING HEAVY LOGISTICS BEVERAGE FOOD Transforming Hyster-Yale An Industry Approach Contents About the Company. 1 Selected Financial and Operating Data. 2 Letter to Stockholders . 4 Form 10-K. 23 Directors and Officers. 108 Corporate Information. Inside Back Cover Mission Statement: To be a leading, globally integrated designer, manufacturer and marketer of a complete range of lift truck solutions, offering the lowest cost of ownership and the best overall value by leveraging our high-quality, application-tailored lift trucks, attachments and power solutions. A number of Yale® warehouse solutions working hard in an EMEA distribution environment.

HYSTER-YALE MATERIALS HANDLING
2020 ANNUAL REPORT

About The Company

Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, is a leading, globally integrated, full-line lift truck manufacturer. The Company offers a broad array of solutions aimed at meeting the specific materials handling needs of its customers, including attachments and hydrogen fuel cell power products, telematics, automation and fleet management services, as well as a variety of other power options for its lift trucks.

Lift Trucks: Hyster® and Yale®

The Company's operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally, primarily under the Hyster® and Yale® brand names. The Company manufactures lift trucks and component parts in the United States, China, Northern Ireland, Mexico, the Netherlands, the Philippines, Japan, Italy, Brazil and Vietnam.

Lift truck unit volumes drive the Company's economic engine, and its worldwide distribution strength drives volume, market share, economies of scale and installed truck population. Hyster-Yale had an estimated installed population base of over 941,000 lift trucks in operation in more than 770 industries worldwide at the end of 2020. This population, in turn, generates highly profitable aftermarket parts and ancillary services revenue for both Hyster-Yale and its dealers.

Attachments, Forks and Lift Tables: Bolzoni®, Auramo® and Meyer®

Bolzoni S.p.A. is a leading worldwide designer, producer and distributor of a wide range of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Bolzoni attachments meet the handling needs of customers in a broad array of industries, including paper, beverage, automotive and white goods. Bolzoni products are manufactured in the United States, Italy, China, Germany and Finland.

Hydrogen Power: Nuvera®

The Company's hydrogen power business, Nuvera Fuel Cells, LLC. is an alternative-power, clean-energy technology company focused on the design, manufacture and sale of hydrogen fuel cell stacks and engines. Nuvera supplies fuel cell engines to Hyster-Yale Group for use in battery box replacements and for integrated lift truck engines. It also supplies fuel cell stacks and engines to external customers, integrators and partners who use them to develop clean-energy power solutions.

Core Strategic Initiatives

The Company's objective is to provide a wide range of transformative solutions to its customers to generate profitable growth through increasing volumes. These increasing volumes are expected to generate market share gains and drive improved margins. The Company is working to accomplish these objectives through the implementation of a number of key programs underlying its core strategic initiatives:

- Be the leader in the delivery of industry- and customer-focused solutions
- Provide the lowest cost of ownership, while enhancing productivity for customers
- Be the leader in independent distribution
- Grow in emerging markets
- Be the leader in the attachments business
- Be a leader in fuel cells and their applications


Total Revenues
(in billions)
$3.5
$0
$2.6
$2.9
$3.2
$3.3
$2.8
16
17
18
19
20


Adjusted EBITDA*
(in millions)
$200
$(50)
$82.1
$152.5
$94.2
$109.2
$97.4
16
17
18
19
20
Nuvera
Bolzoni
Lift Truck
Consolidated

*See page 3 for the calculation of Adjusted EBITDA, the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures.

1

HYSTER-YALE MATERIALS HANDLING
2020 ANNUAL REPORT

Selected
Financial & Operating Data

	Year Ended December 31				
	2020	2019	2018	2017[1]	2016
	(In millions, except per share and employee data)				
Operating Statement Data:					
Revenues	**$ 2,812.1**	$ 3,291.8	$ 3,179.1	$ 2,885.2	$ 2,569.7
Operating profit	**$ 49.9**	$ 53.9	$ 38.8	$ 74.1	$ 32.9
Net income	**$ 38.5**	$ 36.6	$ 34.3	$ 48.9	$ 42.3
Net (income) loss attributable to noncontrolling interest	**(1.4)**	(0.8)	0.4	(0.3)	0.5
Net income attributable to stockholders	**$ 37.1**	$ 35.8	$ 34.7	$ 48.6	$ 42.8
Basic earnings per share attributable to stockholders	**$ 2.21**	$ 2.15	$ 2.10	$ 2.95	$ 2.61
Diluted earnings per share attributable to stockholders	**$ 2.21**	$ 2.14	$ 2.09	$ 2.94	$ 2.61
Balance Sheet Data at December 31:					
Cash	**$ 151.4**	$ 64.6	$ 83.7	$ 220.1	$ 43.2
Total assets	**$ 1,859.5**	$ 1,847.2	$ 1,742.1	$ 1,647.9	$ 1,287.1
Long-term debt	**$ 206.1**	$ 204.7	$ 210.1	$ 216.2	$ 82.2
Stockholders' equity	**$ 616.9**	$ 544.3	$ 527.4	$ 565.5	$ 463.8
Cash Flow Data:					
Provided by (used for) operating activities	**$ 166.9**	$ 76.7	$ 67.6	$ 164.7	$ (48.9)
Used for investing activities	**$ (43.7)**	$ (42.0)	$ (110.9)	$ (47.3)	$ (145.1)
Cash flow before financing activities[2]	**$ 123.2**	$ 34.7	$ (43.3)	$ 117.4	$ (194.0)
Provided by (used for) financing activities	**$ (40.6)**	$ (51.6)	$ (87.6)	$ 53.1	$ 77.9
Per Share Data:					
Cash dividends	**$ 1.2700**	$ 1.2625	$ 1.2325	$ 1.2025	$ 1.1700
Market value at December 31	**$ 59.55**	$ 58.96	$ 61.96	$ 85.16	$ 63.77
Stockholders' equity at December 31	**$ 36.71**	$ 32.66	$ 31.85	$ 34.35	$ 28.30
Actual shares outstanding at December 31	**16.805**	16.667	16.561	16.462	16.391
Basic weighted average shares outstanding	**16.775**	16.645	16.540	16.447	16.376
Diluted weighted average shares outstanding	**16.799**	16.726	16.602	16.514	16.427
Total employees at December 31[3]	**7,600**	7,900	7,700	6,800	6,500

(1) During 2017, Hyster-Yale recognized $19.8 million of equity income from its financing joint venture and $38.2 million of income tax expense as a result of the new U.S. tax reform legislation enacted in December 2017.

(2) Cash flow before financing activities is equal to net cash provided by (used for) operating activities less net cash used for investing activities.

(3) Excludes temporary employees.

2

Calculation of Adjusted EBITDA[4]	**2020**	2019	2018	2017[1]	2016
	Year Ended December 31 (In millions)				
Net income attributable to stockholders	**$ 37.1**	$ 35.8	$ 34.7	$ 48.6	$ 42.8
Nuvera asset impairment	**–**	–	–	4.9	–
Noncontrolling interest income (loss)	**1.4**	0.8	(0.4)	0.3	(0.5)
Income tax provision (benefit)	**3.7**	11.3	2.3	44.9	(4.0)
Interest expense	**13.7**	19.8	16.0	14.6	6.7
Interest income	**(1.4)**	(1.8)	(2.4)	(3.6)	(2.0)
Depreciation and amortization expense	**42.9**	43.3	44.0	42.8	39.1
Adjusted EBITDA[4]	**$ 97.4**	$ 109.2	$ 94.2	$ 152.5	$ 82.1

Calculation of Return on Total Capital Employed	Year Ended December 31 — 2020* (In millions, except percentage data)				2019**
	Lift Truck[7][8]	Nuvera[8]	Bolzoni[8]	**Consolidated**	Consolidated
Average stockholders' equity	$ 674.3	$ 33.8	$ 163.6	$ 554.5	$ 527.8
Average debt	271.6	(0.8)	29.3	310.3	324.0
Average cash	(372.1)	(0.3)	(17.9)	(83.4)	(63.4)
Average capital employed	**$ 573.8**	**$ 32.7**	**$ 175.0**	**$ 781.4**	**$ 788.4**
Net income (loss) attributable to stockholders, as reported	$ 62.9	$ (25.6)	$ 0.2	$ 37.1	$ 35.8
Plus: Interest expense, net, as reported	11.8	–	0.5	12.3	18.0
Less: Income taxes on interest expense, net of tax***	(3.1)	–	(0.1)	(3.2)	(4.7)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	**$ 71.6**	**$ (25.6)**	**$ 0.6**	**$ 46.2**	**$ 49.1**
Actual return on capital employed percentage[5]	**12.5%**	**n/m**	**0.3%**	**5.9%**	**6.2%**
Actual return on equity percentage[6]	**9.3%**	**n/m**	**0.1%**	**6.7%**	**6.8%**

(4) Adjusted EBITDA in this Annual Report is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(5) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(6) Return on equity is defined as net income divided by average stockholders' equity.

(7) Lift Truck return on capital employed excludes continuing average investments of $141.5 million for Bolzoni and $165.4 million for Nuvera. Investment numbers are based on a 5-point average.

(8) These entities are presented on a stand-alone basis, and as such, do not sum to the Consolidated financial information.

*2020 Average stockholders' equity, debt and cash are calculated using 12/31/19 and each of 2020's quarter ends.

**2019 Average stockholders' equity, debt and cash are calculated using 12/31/18 and each of 2019's quarter ends.

***Tax rate of 26% in both 2020 and 2019 represents the Company's target U.S. marginal tax rate compared with the effective income tax rates of 8.8% and 23.6% in 2020 and 2019, respectively.

3

4 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING Hyster-Yale Materials Handling, Inc. experienced a very challenging 2020, as did many companies in the United States and around the world. Customary business challenges early in the first quarter quickly turned into unique challenges by the end of that quarter. By March we were in the midst of a global pandemic that affected the global economy significantly but to varying degrees over the course of the rest of the year. These extraordinary challenges led to rapid transformations in daily routines for our businesses and our employees. Well before the COVID-19 pandemic, Hyster-Yale had already marked out a path for its transformation. Several years ago, the Company adopted core strategic initiatives to achieve our vision of being a leading, globally integrated designer, manufacturer and marketer of a complete range of lift truck solutions with ambitious financial objectives. This vision is predicated on offering transformative end-use customer solutions with the lowest cost of ownership and the best overall value by leveraging our high-quality, application-tailored lift trucks, attachments and power options. In recent years, our global teams have been working diligently to accomplish these objectives through the implementation of key projects supporting the Company’s core strategic initiatives, which were designed to transform the Company’s competitiveness, market position and economic performance. In 2018 and 2019, substantial progress was made, despite implementation challenges. However, by the end of 2019 and the beginning of 2020, most of the difficult challenges had been overcome, the Company’s projects were taking hold and gaining momentum, and we were very optimistic that 2020 would be a breakout year. Then, the pandemic hit. The Company quickly turned its focus to navigating the many challenges arising from maintaining business operations in an unprecedented environment. A Coronavirus Global Task Force was established with senior leaders from across the global team to monitor critical functions and establish policies, while regional teams effectively implemented local responses. First on management’s list of priorities was the safety and welfare of all employees. Extensive plans and actions were implemented to ensure that employees were kept as safe as possible. At the same time, dedicated work groups supporting the task force focused on implementing economic and operational measures to mitigate the very substantial impact on the Company of the economic downturn resulting from the COVID-19 pandemic and from the broad measures taken by governments, businesses and others across the globe to limit the spread of the virus. The resulting significant decline in economic activity reduced the demand for the Company’s products and limited the availability of components from certain suppliers. Production was significantly reduced or suspended at the Company’s Chinese, European, and to a lesser extent Americas, facilities periodically during March and the second quarter of 2020. Ultimately, these factors led to a 14.8% decrease in 2020 shipments to 85,500 units, and a resulting 14.6% decrease in 2020 consolidated revenues to $2.8 billion, compared with $3.3 billion in 2019. To mitigate the financial impact of declining markets, bookings and revenues, the Company initiated several cost reduction measures designed to lower costs and enhance liquidity. These measures included To Our Stockholders RENTAL LIGHT LOGISTICS Left to right Hyster-Yale is also focused on the Rental and Light Logistics industries. Here a Hyster® Fortens 9.0 is preparing to lift product in a rental application, while a Yale® Reach Truck is being aligned to grab and move a pallet of lighter materials in a 3PL environment.

5 discretionary spending and travel restrictions, significant reductions in temporary personnel, furloughs, suspension of incentive compensation and profit sharing, and benefit and salary reductions. By the end of the year, conditions had improved sufficiently that, effective January 1, 2021, the Company reinstated pre-pandemic salaries, benefits and incentive compensation programs, although the other cost containment actions are continuing. Once the initial responses to the pandemic were complete and plans were solidified for managing through the downturn, management turned its focus to the future and began to plan for a reimagined and reformed business based on lessons learned during the pandemic. In preparation for a return to more normal pre-pandemic operations, the Company performed an in-depth global review to help establish a reduced long-term cost structure that would still optimize global commercial Management is focused on the future and planning for a reimagined and reformed business based on lessons learned during the pandemic. A Hyster® RS 46-33 ReachStacker, with a lifting capacity of up to 46 tons, is stacking containers at a port application.

6 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING operations. This review resulted in the Company recognizing a restructuring charge of approximately $4.4 million in 2020, with estimated benefits from this restructuring program expected to be approximately $10.4 million annually beginning in 2022. Additional projects designed to further enhance the Company’s cost structure remain under development. Throughout the year, the Company adjusted production levels at its manufacturing plants to align them closely with market demand and expected bookings levels and worked closely with suppliers to help ensure current requirements were met while also ensuring continuity of supply as the market improved. Following significant reductions in the second quarter, Hyster-Yale increased production levels moderately during the third and fourth quarters, as market demand improved. The approach to increasing production rates to meet accelerating market demand included an initial focus on building backlog to ensure a stable base for future production. As a result of improving bookings, including a significant increase in fourth quarter bookings, the Company ended the year with a strong backlog that was close to pre-pandemic levels. Maintaining liquidity was also a significant priority in 2020. As a result of reduced working capital and deferring some capital expenditures, the Company ended the year with a significant increase in cash flow before financing and net debt levels well below the peak experienced earlier in the year. After beginning the year with great optimism, having an unprecedented event severely dampen those expectations was disappointing. However, given the actions taken by the Company and a faster than initially anticipated market recovery, the 2020 financial results were substantially better than projected at the start of the pandemic. As a result of the Company’s cost containment A family of Yale® trucks, including a moving-mast Reach Truck, a seated tow tractor and a European platform-pallet truck, as well as other Yale warehouse products, are shown working hard onsite at Stelrad’s Mexborough warehouse in EMEA.

7 (1) For purposes of this annual report, discussions about net income refer to net income attributable to stockholders. The Company’s strategic initiatives are expected to increase share and generate profitable growth through increasing volumes and improve operating margins on a sustained basis. actions, the 7.4% decrease in 2020 consolidated operating profit to $49.9 million from $53.9 million in 2019 was much lower than would otherwise have been expected from the revenue decline, and consolidated net income(1) actually increased modestly to $37.1 million, up from $35.8 million in 2019 due to lower interest expense and favorable tax rates. Core Strategic Initiatives Despite the past volatility of economic activity and the potential for further near-term economic volatility, the Company has continued to execute its long-term strategy by making progress on its core strategic initiatives. To accomplish Hyster-Yale’s objective of providing a wide range of transformative, high-value solutions aimed at helping customers solve the toughest challenges in their materials handling applications, the Company – which has three highly interrelated, but independently managed, businesses – has six initiatives that interact together. These initiatives are aimed at creating a unique and sustainable competitive advantage. Four of the Company’s initiatives – (i) be the leader in the delivery of industry- and customer-focused solutions; (ii) provide the lowest cost of ownership while enhancing productivity for customers; (iii) be the leader in independent distribution; and (iv) grow in emerging markets – are concentrated around the Company’s core Lift Truck business, Hyster-Yale Group. The remaining two initiatives – (v) be the leader in the attachments business and (vi) be a leader in fuel cells and their applications – are specific to the Bolzoni and Nuvera businesses. All of these initiatives ultimately are expected to increase market share and generate profitable growth through increasing volumes and improve operating margins on a sustained basis. While these strategic initiatives are the foundation designed to drive the Company’s economic engine, it is the projects undertaken to execute those initiatives that are anticipated to have a collective transformational impact on the Company’s competitiveness, market position and economic performance. Over the last several years, the Company has initiated over 100 key projects to implement this transformation in the context of prevailing industry trends involving globalization, digitization, automation, electrification and mass customization. As the Company entered the COVID-19 crisis, it was in the midst of implementing this set of projects, the largest in its history. While essentially all of the projects continue to move forward, in the context of the COVID-19 pandemic some have been reimagined and the pace of certain projects has been given greater emphasis than others to reduce expenditures. In addition, certain projects with high emphasis have experienced delays as a result of the impact of pandemic-related challenges. ï,£ Left to right A Hyster® E60XN cushion-tire truck, equipped with a Nuvera® hydrogen fuel cell and a lifting capacity of 6,000 lbs., is shown working at a loading dock. The new Yale® Reach Truck, with a foreaft stance cab, is shown moving product from a harsh freezer environment. A Hyster® 360HD2 Big Truck, with a basic lifting capacity of up to 36,000 lbs., is shown moving lumber in a U.S. lumber yard. An MPE080VG Yale® Robotic End-Rider truck is autonomously transporting two pallets through a warehouse.

8 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING Over its long history, the Company has developed a deep knowledge of the forklift market and key industry and customer trends.

9 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING The Company’s core business is its Lift Truck business, Hyster-Yale Group, a mature business with two legacy brands, Hyster® and Yale®. The Hyster® brand has been in existence for over 90 years. Its focus is on being a strong, reliable partner that provides tough trucks and optimal solutions for heavy applications. The Yale® brand, committed to providing solutions to the toughest challenges in warehousing, celebrated its 100th anniversary in 2020. Over this long history, the Company has developed a deep knowledge of the forklift market and key industry and customer trends. While the lift truck industry is a mature market that experiences periods of cyclicality, this market has shown a steady growth trend over the years. Currently, changes in industry requirements are providing opportunities for industry leadership. Hyster-Yale has been responding expeditiously to these changes, many of which are growing directly out of the COVID-19 pandemic. In 2020, despite the impact of the pandemic, the global lift truck market grew 8.3% to 1.6 million units, up from 1.5 million units in 2019 because of a 36.6% increase in the Chinese market size. Excluding China, the global lift truck market decreased 5.3% primarily due to a significant drop in units during the second quarter. This decrease was, however, much lower than initially anticipated at the start of the pandemic because lift truck markets grew faster than expected late in the third quarter and in the fourth quarter. Further, excluding China, all product classes experienced year-over-year declines except the lower-value Class 3 segment, which grew 1.0%. This increase in Class 3 trucks reflects a trend toward increased use of small, motorized electric trucks instead of manually operated hand-pallet trucks. Given the increased market activity in the fourth quarter, the Company expects markets to continue to improve in 2021 over pre-pandemic levels. Nevertheless, the sustainability of this growth is still uncertain since the COVID-19 outlook is still unclear. The Company, accordingly, will manage production levels and expenses carefully in 2021. Looking forward, the Company remains committed to its target of achieving an operating profit margin of 7% and return on total capital employed (“ROTCE”) of 20% within the Lift Truck business. However, given the pandemic-related uncertainty in the market, the timing for achieving these objectives can not be forecast with certainty. Achieving these objectives would generate a significant increase over 2020. In 2020, ROTCE was 12.5%. The Lift Truck business’ operating profit was $85.6 million in both 2020 and 2019, while the operating profit margin improved to 3.2% from 2.7%. Net income increased to $62.9 million in 2020 from $58.3 million in 2019. While the 2020 results are encouraging given the pandemic-related challenges the Company experienced, the improvement over the prior year was the result of lower expenses due to the cost containment actions put in place early in 2020, and profitability is still well below target levels. The Company believes the key to closing the gap in both of its financial objectives lies in the focused execution of several projects that are critical to executing the Company’s core strategic initiatives. Specifically for 2021, these will include: (i) Expanding product lines by (a) starting production and launching the first products in the new modular and scalable product lines; (b) expanding low-intensity-use product line volumes of Class 3 warehouse and Classes 1 and 5 electric and internal-combustion engine (“ICE”) counterbalanced products; (c) expanding the Big Truck line, including the introduction of an electrified Big Truck and low-intensity models; and (d) introducing special truck engineering for electric truck and fuel cell models. (ii) Enhancing sales by increasing direct engagement with larger customers using an industry approach; and (iii) Enhancing remote selling capabilities through technology and IT enhancements. ï,£ Our Core Business Lift Trucks Opposite page A Yale® NTA030 Turret truck is used in very narrow aisle retail warehouse applications. Left to right A Hyster® S50 cushion-tire truck, with a 5,000 lb. basic lifting capacity, is shown working in a U.S. light manufacturing application. The Yale® GPO50VX internal-combustion engine, pneumatic-tire truck, with a basic lifting capacity of 5,000 lbs., is shown transporting pallets of beverages at a U.S. beverage facility.

10 Industry trends involving globalization, digitization, automation, electrification and mass customization are leading to new solutions which are changing customer requirements. The Company believes these changes can be catalysts for creating new value-adding opportunities for growth and margin expansion. Several of the Company’s projects are focused on providing transformational solutions to meet these new requirements based on five key value proposition factors: safety, labor and energy costs, space optimization and total cost of ownership. With these trends as a backdrop, the Company is continuing to develop solutions tailored to deliver the lowest cost of ownership to meet customers’ needs and help enhance customer productivity. While Hyster-Yale’s current core product portfolio spans all five major product classes, the Company continues to invest in broadening its product range by designing and developing low-intensity, standard and premium products for its electric-rider, warehouse, ICE and Big Truck product lines for essentially all market segments, including some that are newly emerging. The Company currently has over 500 different forklift models, including Hyster-Yale Maximal models, in its range, with a full line of power options, including several battery-powered and fuel cell engine power options for its electric trucks, and several ICE-powered options, including new Stage V engines. The Company currently sells a high percentage of its trucks with customized features in order to meet, in detail, the individual application needs of its customers. Having the right product at the right price for each application allows the Company to provide products and solutions that consistently meet the specific needs of different customers at appropriate margins, and gives its customers the ability to move goods more efficiently and costeffectively at a lower life-cycle cost. Using this approach, the Company has and will continue to develop new products that are expected to support its customers’ value propositions and increase the Company’s market share. At the core of these projects is a transformative set of new modular and scalable product families covering both ICE and electric trucks. These families are designed to provide enhanced flexibility for meeting customers’ specific application needs in detail while lowering customers’ total cost of ownership. Although certain product introductions were delayed as a result of the pandemic, the Company has focused during this time on maintaining, to the degree possible, the timing of the introduction of the first of these products. The standard version of the 2- to 3-ton ICE lift truck for the EMEA market is expected to be launched in the second quarter of 2021. The launch of this new range of 2- to 3-ton counterbalanced trucks is expected to continue throughout 2021 and the early part of 2022. These families will be expanded in future years to include larger counterbalanced capacities, Big Trucks and warehouse trucks. These projects are expected to require significant product development and capital expenditures in 2021 and in the next few years. They are also expected to lead to significant changes in supply chain sourcing and in the Company’s manufacturing facility processes around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce long-term costs and improve quality as these new products are Expanding Product Lines 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING A Yale® Reach Truck, with a side-stance cab, is shown here moving product in a food warehouse.

The Yale® version of the Company’s new modular and scalable 2- to 3-ton internal-combustion engine truck, currently in development, is performing a test run outside an EMEA development center. At the core of the Company’s product development projects is a transformative set of new modular and scalable product families covering both ICE and electric trucks. brought to market. Hyster-Yale Group’s largest manufacturing facilities, its Berea, Craigavon and Fuyang plants, are undergoing significant changes to accommodate these new products and significant investments are being made to expand the Berea and Craigavon plants. Further, the Company has accelerated plans to move certain production locations to provide permanent structural changes designed to reduce costs and optimize its manufacturing footprint. A second major product development project involves the introduction of low-intensity-use trucks manufactured by Hyster-Yale Maximal in China. These trucks complement the current global offering of standard and premium trucks produced by Hyster-Yale outside of China. In addition, the acquisition of HY Maximal has added a wider offering of lower-cost, China-produced standard products, which have increased the Company’s participation in emerging markets. The Company believes that the market for low-intensity-use products is large and represents a significant growth opportunity. A new line of trucks from HY Maximal has been designed to provide high-quality and reliable lower-intensity-use trucks for global markets and standard trucks for the Chinese market. These trucks were launched globally in 2020 under the Hyster® UT and Yale® UX brands. This family of trucks is expected to expand over the course of 2021 to include electric counterbalanced trucks. The Company also plans to expand its low-intensity Class 3 warehouse truck family to meet the needs of the relatively fast-growing Class 3 market. This growth is being driven partially by the shift from manually operated 11

HYSTER-YALE MATERIALS HANDLING
2020 ANNUAL REPORT

forklift trucks to low-cost, low-intensity Class 3 products produced in China. The Company's growing range of Class 3 warehouse trucks are branded UT/UX and are expected to be made available globally over time.

Much of the Hyster® and Yale® low-intensity product development work is being done by Hyster-Yale Group's Emerging Market Development Center ("EMDC"), which is co-located with the HY Maximal facility. The EMDC has engineers mainly in China, with some in India. The EMDC is a key element of a broad strategy focused on developing a core competency in China in the design of products for low-intensity applications, particularly in emerging markets, but also in developed markets. EMDC activities for the low-intensity-use market are also a catalyst for developing additional options for sources of both components and complete products to enhance the Company's cost-effective global capabilities. As part of the project, the Company intends to develop additional electric and higher-capacity counterbalanced low-intensity-use products.

The Company expanded its Big Truck line in 2020. In addition to developing higher-capacity, low-intensity trucks in China, the Company has a partnership with a company in India for the production of its large ReachStacker product for that market. In 2020, this partner also increased local production of larger low-intensity-use lift trucks and plans to expand that product line further in 2021.

In 2020, the Company introduced a new 7- to 9-ton, lithium-ion battery electric counterbalanced truck with both economy and premium performance models for the global market. This truck complements the lower-capacity 2- to 3.5-ton lithium-ion version, which was also launched in 2020. Other small truck lithium-ion battery models are expected to be launched later in 2021.

Hyster-Yale believes electrification will be a sustained and transformational trend since it provides more environmentally friendly and generally lower cost-of-operation solutions. This trend is contributing to a long-term secular shift away from ICE trucks toward electric trucks. In addition, using significant advances in electric technology, high-productivity trucks using electric truck components and power solutions, including hydrogen fuel cells and lithium-ion batteries depending on the application, may now be designed more ergonomically. As part of this project, the Company is in the process of electrifying a 52-ton laden container handler for use at the Port of Los Angeles using a hybrid system that utilizes both lithium-ion batteries and fuel-cell engines. This truck is expected to begin testing at the Port of Los Angeles in 2021. The Company is also electrifying a 16-ton truck with lithium-ion batteries and a high-voltage electric powertrain for the Port of Los Angeles. In addition, the Company


HYSTER
HYSTER
COSCO

The hydrogen fuel cell radiator is clearly on display on the new 52-ton capacity Hyster® laden container handling electric truck currently located at the Company's testing facility in Weeze, Germany. This truck, powered by a hybrid system that utilizes both a lithium-ion battery and fuel-cell engine, is awaiting shipment to the Port of Los Angeles to begin its testing phase.

12

13 is designing an electrified ReachStacker, utilizing both lithium-ion batteries and fuelcell engines, for the Port of Valencia in Spain. Hyster-Yale Group has also announced a partnership with Capacity Trucks to address jointly growing demand for environmentally friendly terminal tractor solutions in port, terminal and distribution center applications. The two companies plan to co-develop electric Given the growth of online retail and, consequently, of distribution centers, the Company continues to introduce new warehouse products. In 2020, the Company launched a new Reach Truck for the Americas market, and plans to introduce a new 2- to 3-ton platform-pallet truck for the EMEA market in 2021. To further enhance productivity for its customers, the Company is continuing to and hydrogen-powered terminal tractors with automation-ready capabilities. Initial prototypes are targeted to be available in 2021 for market testing. The Company will also be expanding its integrated fuel cell engines to Classes 1, 2 and 3 forklift trucks over the next few years in addition to introducing a new generation of fuel cell battery box replacements (“BBRs”) with the launch of a new Class 1 BBR anticipated in the 2021 second quarter. These products are expected to move the Hyster-Yale fuel cell BBR business to break-even over time. develop automation solutions for warehouse trucks, initially in combination with industry partners. While some of these products are already in the market today, new solutions are expected to be developed progressively over the next several years. The Company also continues to expand sales of telemetry products, with new generations of lift trucks offering a fully integrated telematics solution. These new products and solutions, as well as a number of other new products launched in 2020, are expected to contribute to market share gains and improved revenue and to enhance operating profit margins over time. ï,£ A Hyster® ReachStacker 46-33, shown here with the new enhanced ergonomic cab, is sturdy enough to move and stack heavy containers weighing up to 46,000 lbs. in port applications. New products from the recently introduced low-intensity UT/UX lift truck series manufactured in the Company’s Hyster-Yale Maximal facility from top to bottom: A Hyster® 3.0 UT low-intensity, internal-combustion engine pneumatic-tire lift truck, with a lifting capacity up to 3.0 tons, is transporting tires at a U.S. facility. A Yale® ERP20UX counterbalance, four-wheel electric truck is picking product in the Netherlands. A Yale® MP15UX walkie pallet truck is shown moving product in a warehouse.

2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING 14 Trends in automation, connectivity and technological capability have led to more empowered customers, with buyers more likely to use the Internet as part of the purchasing process. As a result, customers are increasingly more knowledgeable about their own application requirements, and they in order to enhance market share growth through a professional, standardized, and intentional targeting of customer accounts and locations. This is done with a high degree of focus on specialization by industry needs to meet each customer’s toughest challenges by drawing from the Company’s full set of lift truck products and by developing individually tailored solutions. To ensure that the impact from these many product development projects is fully realized, the Company has made substantial expense investments in its sales and marketing organizations over the past few years to enhance customer coverage using industry strategies through teams aligned with industry groupings. To support the broad application of the Company’s 22 industry strategies, Hyster-Yale Group has invested in industry-focused sales people to enhance its success with accounts that are too small to be handled as National accounts, but that are too big for most dealers to compete for effectively. This industry-focused structure, and the related HY Impact selling system supporting it, has been highly successful in the Americas National Account direct sales program and is now being deployed at these other large accounts. This commercial transformation is part of a journey which is customer-centric and deploys both human and Industry Approach For Commercialization Detailed attention to understanding customer needs is a key way to gain a sustainable and profitable leading position in the marketplace. expect their suppliers to be as well. The Company believes that detailed attention to customer needs is a key way to gain a sustainable and profitable leading position in the marketplace. The Company is committed to understanding industry and customer pain points and delivering high-value solutions that provide performance and reliability at a reasonable cost to address these customer needs. As a result, the Company’s commercial operations continue to evolve Left to right A Hyster® H7.0FT internal-combustion engine, pneumatic-tire truck, with a basic lifting capacity of 7 tons, is shown handling gas bottles at a gas plant in EMEA. Yale® NTA030SB Turret trucks shown are for use in very narrow aisle warehouse applications.

15 Enhancing Distribution Network Performance The Company believes that independent dealers committed to investments in technology, service optimization, personnel development, facilities and equipment will provide superior customer satisfaction and a distinct competitive advantage through their local knowledge and entrepreneurial activities. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands, and of leveraging Nuvera® and all Bolzoni products in their territories. To reach this objective, the Company expects to complete, over time, the transition of its independent dealer network to dual Hyster/ Yale brand ownership by its dealers. The Company is committed to collaborating with its dealer partners to enhance performance in all areas of their businesses. To assist in this, the Company has regional headquarters around the world which can actively serve and support its dealer network. During 2020, these commercial regions were further broken down into smaller clusters to improve overall sales and marketing management performance and accountability, expand customer coverage and enhance dealer performance in individual local markets. This cluster structure also enables management to adjust the Company’s commercial industry approach to more closely focus on individual markets and the customer base within those markets. digital connectivity to facilitate and enhance the entire customer life-cycle experience. As part of this project, the Company is increasing its participation in the commercial process by supporting and augmenting its independent distribution network to deliver an “AsOne” experience that ensures the most comprehensive value for customers of all industries, sizes, purchasing and after service requirements. The Company’s enhanced commercial leadership role helps ensure that it can execute and accelerate the deployment of an exceptional commercial management system, and at the same time also ensure a superior and consistent level of customer experience globally to meet the various requirements of its customers. The customer benefits which can be delivered through this evolving project include many initiatives which are bringing about significant changes in how the Company’s commercial operations are managed. These changes reflect the Company’s plan to deliver a targeted, consistent, and superior experience to evolving customer needs in a dynamic market and technology environment. These commercial initiatives, which are in various stages of maturity, are highly process- and activity-focused, and are showing early signs of success. The Company believes that the investments being made will put it in a position to be a leader in the delivery of industry- and customerfocused solutions worldwide. Enhancing Remote Selling Capabilities Given the trend of technological advances and digitization, the Company has been working to integrate e-commerce, digital marketing, digital sales and digital aftermarket activities in a way that will engage with customers seamlessly. In 2020, given the COVID-19 environment, the Company accelerated its focus on boosting its remote selling capabilities through technology improvements and invested in enhanced digital customer experience systems. Beginning in North America, with an expectation of global implementation in 2021, the Company has been implementing improvements to its web and digital marketing presence, which are focused on generating high-quality sales leads. The Company has also been working on implementing e-commerce into its parts aftermarket business and integrating its industry solutions into its sales systems to support the HY Impact selling system. In the future, the Company plans to expand its digital capabilities further. ï,£ To improve the effectiveness of dealer salespeople, the Company has enhanced its remote sales training and development capabilities. To ensure continued success in exceeding the after-sale expectations of customers, the Company is also working with various educational institutions to create awareness of career opportunities at Hyster- Yale Group and within its dealer network. Taken together, these projects should help the Company enhance its already strong dealer network around the world. ï,£

16 Top to bottom A Bolzoni Auramo® Bale Clamp on a Hyster® 4.5t Fortens truck, is shown moving recycled corrugated materials in Weeze, Germany. A Bolzoni® Carton Clamp, attached to a Yale® 4-wheel counter-balanced electric lift truck, is shown handling white goods in an appliance warehouse in EMEA.

17 The Company expects Bolzoni, a stand-alone company within Hyster-Yale, to build its leadership position in the attachments business significantly. Bolzoni is highly complementary to the Company since it enhances the Company’s ability to offer tailored customer solutions. Bolzoni is committed to meeting the attachment material-handling needs of a broad range of lift truck end-use customers, many of which are leading global lift truck manufacturers, including Hyster-Yale Group. The attachment purchase is a key aspect of a lift truck purchase for end-use customers because the attachment is directly handling their products. Bolzoni focuses on ensuring that its attachments have the cost-effective capabilities to move end-use customer products undamaged and with maximum efficiency. Bolzoni expects to achieve enhanced industry leadership by improving productivity and reducing costs for end-use customers through the design, production and distribution of its wide range of attachment products. Bolzoni ended 2020 with full-year revenues of $283.7 million and net income of $0.2 million, down from revenues of $345.4 million and net income of $2.8 million in 2019. These decreases were primarily the result of the pandemic-related shutdowns in the first half of 2020 and the subsequent decline in global economic activity. Bolzoni is aggressively pursuing several key projects designed to improve its sales and profit margins and to expand its global market position. An overarching project is expected to transform the business globally with a “One Company – 3 brands” organizational concept. This approach includes global centralization of several support functions and giving its EMEA, North America and JAPIC commercial operations broader leadership roles. A second key project is strengthening its Americas growth plan. The North America market, in which Hyster-Yale Group has a strong presence but Bolzoni is still limited, provides a large opportunity for growth. To help capture this, Bolzoni is strengthening its ability to serve customers in the North America market by introducing a broader range of locally produced attachments with shorter lead times for all attachmentindustry products. In addition, it is continuing to build its cylinder business and sell a variety of other machined components currently produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe using an industry-specific approach, with its immediate focus on the paper, beverage, appliance, 3PL and automotive industries. Bolzoni Our Attachment Business An overarching project is expected to transform the business globally with a “One Company—3 brands” organizational concept. 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING In addition, Bolzoni has developed a China-sourced standard product line, the Silverline, to supplement its premium line. It is continuing to expand this line, including through expanded production in EMEA. In the growing automation market, Bolzoni is also designing and manufacturing highly engineered attachments that can be used on automated guided vehicles. These hightechnology attachments are expected to significantly enhance the capabilities of the current range of products. Bolzoni’s current premium line of products coupled with its standard products and its industry-focused support activities are expected to give Bolzoni the ability to increase its sales significantly in the JAPIC, EMEA and especially the Americas regions. The increased volume is then in turn expected to significantly enhance Bolzoni’s profitability. As its projects mature, the Company anticipates Bolzoni will achieve its 7% operating profit margin target. ï,£

18 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING As environmental concerns and regulations requiring cleaner power alternatives mount, the demand for alternative power sources is increasing. The Company views its ownership of Nuvera Fuel Cells as a transformational opportunity to be a global leader in a key emerging technology that can provide enhanced productivity for heavy-duty energy applications and for certain forklift truck applications. The Company’s objective is to have Nuvera be the preferred provider of heavy-duty fuel cell engines for zero-emissions mobility customers. Robust, global interest in clean energy opportunities, as well as strong interest in Nuvera® products by third parties in other industries, particularly in China, is increasingly supporting achieving this objective, which Nuvera believes can lead to a significant and profitable growth opportunity. In 2020, Nuvera had revenues of $3.9 million, down from $10.1 million in 2019, and comparable operating and net losses of $36.1 million and $25.6 million, respectively. With the onset of the COVID-19 pandemic, certain Nuvera projects were delayed, including finalizing its certifications for its first 45kW engine in China, and the introduction of a next generation stack for BBRs produced by Hyster-Yale Group. Both of these delays contributed to the lower revenues and comparable operating loss results. Nuvera continues to improve the quality and cost of its fuel cell engines. To improve its cost base, Nuvera is standardizing its components, developing a highquality, cost-effective supply chain and automating various elements of stack production, with the first robotic stack assembly line brought online late in 2019. With the completion and release for sale during 2020 of its 45kW engine and more recently, its 60kW engine, Nuvera is at the point where it is moving from being a venture business focusing on commercializing leading technology to a product-based company serving heavyduty applications such as buses, trucks and automobiles with an expanding line of products. As a result of reaching these milestones, Nuvera has accelerated its 45kW and 60kW engine sales and marketing activities for the global market in expectation of ramping up bookings of these products in 2021. Pilot production of the 45kW engines has begun, and Nuvera expects to start production of the 60kW engines by the end of the 2021 first quarter. Sales of these products for heavyduty vehicle applications are expected to bring the volumes needed to help Nuvera enhance its economies of scale and, as a result, reduce its costs significantly. Nuvera also continues to work closely with Hyster- Yale Group to implement the next generation of fuel cell stack technology in the new fuel cell BBRs that Hyster-Yale is planning to introduce, as well as in trucks with integrated fuel cell engines, which are now in development. Nuvera Our Hydrogen Power Business The Nuvera® 45kW fuel cell engine that is being used in heavy-duty applications such as buses and in the electrified Big Truck for use in the Port of Los Angeles. The same Nuvera® 45kW engine in use in a Xiamen Golden Dragon Bus Co., Ltd. bus in China. The engine has met local certification requirements. Opposite Page Nuvera® has recently expanded its hydrogen fuel cell engine testing capabilities with the addition of a large-scale, automated, durability test facility in Osio, Italy. The module can simultaneously test up to eight fuel cell engines.

While commercialization of these products has taken longer than anticipated, the Company is pleased with the competitiveness of the innovative design in Nuvera's core technologies, which it expects to lead to enhanced customer partnership opportunities. Nuvera and Hyster-Yale Group are collaborating with the Center for Transportation and the Environment, in conjunction with the California Air Resources Board, on a project for the Port of Los Angeles. This project involves demonstrating the operation of a Hyster® 1150-CH Top-Loader Big Truck using an electrified power train and Nuvera's Orion®-based 45kW fuel cell engine. This is an important demonstration of Nuvera's easily integrated, high-power fuel cell engines for use in OEM products. This truck is expected to be shipped to the Port of Los Angeles for testing during 2021. Nuvera and Hyster-Yale Group were also selected to partner with the Port of Valencia to build a hydrogen-powered ReachStacker. Finally, during 2020, it was announced that Nuvera's technology and products would be integral elements in the partnership between Hyster-Yale Group and Capacity Trucks to develop electric and hydrogen-powered terminal tractors.

As it ramps up production of fuel cell stacks and engines and leverages its customer partnership opportunities, Nuvera's objective is to generate sales which will first reduce its losses and then achieve break-even. In the longer term, Nuvera is expected to contribute substantially to the Company's overall earnings. Some evidence of progress in this respect was a recent transaction involving technology that was created by Nuvera. In 2018, Nuvera sold its hydrogen-generation appliance to $OneH_2$ for an interest in $OneH_2$'s hydrogen-distribution business. In January 2021, the Company sold part of its ownership interest in $OneH_2$ for $15.7 million, and recognized a gain of $4.6 million. The remaining interest is expected to be sold later in the 2021 first quarter.

The Company views its ownership of Nuvera as a transformational opportunity to be a global leader in a key emerging technology.



NUVERA
SIAD
NUVERA
FUEL CELLS

19

20 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING The Company is undergoing a significant transformation through the execution of projects supporting its six core strategic initiatives. We believe the Company is now at an inflection point in its business as a result of the momentum toward maturation of these projects. While not as significant as originally expected before the pandemic, results in 2020 still reflected continued investment in the Company’s core strategic initiatives and progress on their execution. The Company is hopeful the maturation of many of While these factors and the cost of implementing key initiatives may reduce the Company’s near-term financial results, these initiatives are expected to position Hyster-Yale increasingly with enhanced market position as market conditions return to more normal levels. Nevertheless, since it recognizes that the timing and shape of the market recovery remains uncertain, the Company will maintain its focus on responding to changing conditions with agility based on contingency plans which are designed to respond appropriately to changing conditions. Once the COVID-19 pandemic has abated and markets have returned to normal, the Company believes the full impact of these projects will lead to significant volume and profitability improvements for a number of years to come at each of its businesses. Lift Trucks To achieve its financial objectives, Hyster-Yale Group needs to produce 140,000 units in its factories, including Hyster-Yale Maximal. With improving markets and the increasing momentum and maturity of its initiatives, the Company believes it can attain these required volumes over the next few years. Although Hyster-Yale Group’s 2020 operating profit margin was well below its 7% target, the path to achieving that target is clear, even though, in this pandemic environment, the timing for achieving it is not. The Company expects operating profit margins to improve toward target as it increases volume and leverages its fixed costs and operating expenses. Attachments, Forks and Lift Tables The Company believes that Bolzoni has significant upside sales and profit potential as a result of its new product and industry-support plans, particularly in the Americas market. Bolzoni is focused on achieving a 7% operating profit margin target by implementing these plans. Looking Forward these investments will begin to come together in the form of enhanced market position and profitability in 2021. However, definitive time frames for achieving returns on these investments are still uncertain due to both the timing of the full impact of those projects and the timing of the moderating financial impact of the pandemic. The Company continues to operate on the assumption that the economic and market environment will remain difficult in 2021 until COVID-19 vaccinations and alternative therapies are more widely available and cases decrease to substantially lower levels. In addition, anticipated pandemic-related global supply chain constraints, component shortages, shipping container availability and higher freight costs, as well as anticipated significant material cost inflation resulting from the increasing pace of the expected economic recovery and the likelihood of the non-renewal of tariff exclusions, are expected to present significant challenges for the Company in 2021. The Company is optimistic about its future and believes it offers a compelling investment opportunity.

21 applications, as well. The use of hydrogen as an alternative clean energy source is growing. The Company’s objective is to be a key player in this industry. As a result, given the stage of the market for fuel cell products and of the commercialization of Nuvera’s products, the Company believes this business should continue to be valued independently as a venture business. The Company is optimistic that the stock market is currently beginning to better understand this sum-ofthe- parts methodology. Dividend and Uses of Cash In 2020, despite the pandemic, the Company maintained its annual dividend of $1.27, or 31.75 cents per share on a quarterly basis. In the future, the Company may consider additional dividend increases as well as share repurchases at prices attractive to its stockholders. We believe that a strong balance sheet, financial flexibility and a strong cash position, in combination with our business strategy, makes Hyster-Yale a compelling long-term investment opportunity and reinforces our commitment to stockholder returns Embracing economic, social, environmental and health and safety objectives throughout the organization will serve the long-term best interests of the Company’s stockholders. Hydrogen Power Nuvera is still incurring significant losses, but it has a clear path forward to profit improvement and eventual breakeven through sales of its newly commercialized products. Valuation Hyster-Yale’s objective is to create shareholder value in all of its business units. The Company is optimistic about its future and believes it offers a compelling investment opportunity because of the strategic initiatives it has in place and its expectations for the execution of its key projects over the next few years. However, if all of the businesses are viewed as one, traditional valuation metrics can be misleading. The Company believes its valuation is better thought of as the sum of the separately assessed values of each of its businesses. Hyster-Yale Group and Bolzoni are mature businesses focused on creating value by increasing unit volume and market share through the execution of core strategic initiatives. Nuvera, on the other hand, is a new technology business focused on commercializing and selling products that are complementary and additive to the Lift Truck business and have other industry product Corporate Responsibility The Company believes that embracing economic, social, environmental and health and safety objectives throughout its organization will serve the long-term best interests of the Company’s stockholders, while contributing benefits to the Company’s customers and the communities in which it operates. Hyster-Yale has established specific cost-effective corporate targets through its 2026 Vision program that will reduce the Company’s impact on the environment and conserve natural resources. All of this is being carried out in the environmental context of its leadership in electric forklift and fuel cell markets. Hyster-Yale’s Corporate Responsibility report is available at hysteryale. com and describes the Company’s commitment to promote a responsible culture throughout the business and its product value chain as it moves toward its 2026 Vision. ï,£

22 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING We would also like to take this opportunity to thank all of our customers, dealers, suppliers and Hyster-Yale stockholders for their continued support. While no one could have predicted at the beginning of 2020 how challenging the year would become, we ended the year on a good path for 2021. That could not have been done without the support of these groups. Importantly, we would also like to thank all of our employees for their shared sacrifices, resiliency, passion and commitment to meeting the challenges of 2020. We faced these challenges as a single united global team, and our team did a superior job in managing through this unusual year. Everyone’s hard work and disciplined execution during this unprecedented period of time enabled our Company to continue to support our dealers and customers successfully, while also maintaining the health and safety of the Company’s global workforce and continuing the Company’s focus on achieving its long-term goals by effectively executing transformative projects. Through many years of service, we believe we have earned the trust of our customers who depend upon the performance of our products and solutions every day. Despite the unique challenges of 2020, we are proud that we could continue to deliver on our commitments. We look forward to an improving 2021 and building on the lessons learned from this transformative year to achieve greater success in future years. ï,£ Alfred M. Rankin, Jr. Chairman and Chief Executive Officer, Hyster-Yale Materials Handling, Inc. and Chairman, Hyster-Yale Group, Inc. Rajiv K. Prasad President, Hyster-Yale Materials Handling, Inc. President and Chief Executive Officer, Hyster-Yale Group, Inc. over time. By clearly articulating and executing our core strategic initiatives in each of our businesses, we believe an enhanced market multiple valuation could be reasonable over time for our mature businesses and that Nuvera has significant value creation opportunity ahead of it. We would like to thank all of our employees for their shared sacrifices, resiliency, passion and commitment to meeting the unique challenges of 2020. We have an outstanding group of leaders and employees who have effectively managed production and supply chain disruptions and kept the Company on a positive path in the period since the pandemic began and who recognize that the pandemic is still with us and that we must remain vigilant. Given the strength and resilience of our global team, we have great confidence in the Company’s ability to deliver solid sales and earnings performance, and achieve our financial objectives, in the years ahead. The Company’s senior leadership also remains strong as is indicated by the recent announcement that Rajiv Prasad has been appointed President of Hyster-Yale Materials Handling, effective February 17, 2021 to reflect not only his role as President and Chief Executive Officer of Hyster-Yale Group but also his oversight responsibility for Bolzoni and Nuvera. We believe we have emerged from this unprecedented year stronger and more nimble. We hope that during 2021, with the development of vaccines, life as we knew it pre-pandemic will return. u In closing, we would like to welcome Edward Eliopoulos, who joined our Board of Directors in May 2020. We are privileged to have him as a Director. This annual report to stockholders contains forward-looking statements. For a discussion of the factors that may cause the Company’s actual results to differ from these forwardlooking statements, please see page 27 in the attached Form 10-K.

Alfred M. Rankin, Jr. Chairman and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. Chairman of Hyster-Yale Group, Inc. Non-Executive Chairman of NACCO Industries, Inc. Non-Executive Chairman of Hamilton Beach Brands Holding Company Claiborne R. Rankin Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC Britton T. Taplin Self-employed (personal investments) David B.H. Williams Partner, Williams, Bax & Saltzman, P.C. Eugene Wong Professor Emeritus of the University of California at Berkeley Directors: James B. Bemowski Retired Vice Chairman of Doosan Group J.C. Butler, Jr. President and Chief Executive Officer, NACCO Industries, Inc. and The North American Coal Corporation Carolyn Corvi Retired Vice President and General Manager –Airplane Programs of The Boeing Company Edward. T. Eliopoulos Retired Partner, Ernst & Young John P. Jumper Retired Chief of Staff, United States Air Force Dennis W. LaBarre Retired Partner, Jones Day H. Vincent Poor Michael Henry Strater University Professor of Electrical Engineering of Princeton University Directors & Officers of Hyster-Yale Materials Handling, Inc. Officers: Alfred M. Rankin, Jr. Chairman and Chief Executive Officer Rajiv K. Prasad President Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Jennifer M. Langer Vice President, Controller David M. LeBlanc Vice President, Strategy, Planning and Business Development Anthony J. Salgado Chief Operating Officer, Hyster-Yale Group, Inc. Kenneth C. Schilling Senior Vice President and Chief Financial Officer Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Directors & Officers David M. LeBlanc Vice President, Strategy, Planning and Business Development Stewart D. Murdoch Senior Vice President and Managing Director, Europe, Middle East and Africa Charles F. Pascarelli Senior Vice President, President, Americas Lucien M.J. Robroek Chief Executive Officer of Nuvera Fuel Cells, LLC Anthony J. Salgado Chief Operating Officer Kenneth C. Schilling Senior Vice President and Chief Financial Officer Alfred M. Rankin, Jr. Chairman Rajiv K. Prasad President and Chief Executive Officer Gregory J. Breier Vice President, Tax Brian K. Frentzko Vice President, Treasurer Patrice G. Groisiller Vice President, Product Platforms Tracy S. Hixson Vice President, Global Supply Chain Stephen J. Karas Senior Vice President, President APIC Jennifer M. Langer Vice President, Controller Executives and Officers of Hyster-Yale Group, Inc. and its Subsidiary Companies Patric Schroeter Vice President Finance, APIC Roberto Scotti President and Chief Executive Officer of Bolzoni S.p.A. Gopichand Somayajula Vice President, Global Product Development Jon C. Taylor Vice President Finance, Lift Trucks Suzanne S. Taylor Senior Vice President, General Counsel and Secretary Mark H. Trivett Vice President Finance, Europe, Middle East and Africa Raymond C. Ulmer Vice President Finance, Americas 2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING

2020 ANNUAL REPORT HYSTER-YALE MATERIALS HANDLING Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International) Legal Counsel Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Independent Registered Public Accounting Firm Ernst & Young LLP 950 Main Avenue, Suite 1800 Cleveland, Ohio 44113 Stock Exchange Listing The New York Stock Exchange Symbol: HY Investor Relations Contact Investor questions may be addressed to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 Annual Meeting The Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. will be held on May 12, 2021, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (hyster-yale.com) or by request to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Form 10-K Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (www.hyster-yale.com) or by request to: Investor Relations Hyster-Yale Materials Handling, Inc. 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 Stock Transfer Agent and Registrar Stockholder Correspondence: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Overnight Correspondence: Computershare 462 South 4th St., Suite 1600 Louisville, KY 40202 (877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International) Legal Counsel Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 On the Cover: Top Right: Hyster’s H90FT Fortis® internal combustion engine, equipped with a Bolzoni® paper roll attachment. Top Left: A Yale® NR040 Reach Truck for use in warehouse applications Bottom Right: A Yale® ERC50VG four-wheel, cushion-tire, electric Bottom Left: A Hyster® H115OHD-CH Dedicated Container Handler, positioning a container at a port operation in California 1 2 4 17 114 Inside Back Cover Inside Back Cover be a leading, globally integrated designer, of a complete range of lift truck solutions by application-tailored lift trucks, attachments and power cost of ownership and the best overall value. production line in Nijmegen, The Netherlands. Corporate Information Hyster-Yale Materials Handling, Inc. Website Additional information on Hyster-Yale may be found at the corporate website, hyster-yale.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties. Hyster Global: hyster.com Yale Global: yale.com Nuvera Fuel Cells: nuvera.com Bolzoni: bolzonigroup.com Hyster-Yale Maximal: maxforklift.com On the cover top to bottom: Food: The recently launched Yale® Reach Truck is shown working in a harsh cold-food environment. Beverage: A Yale® European GP35VX internal-combustion engine, pneumatic-tire lift truck is using a Bolzoni Meyer®-branded double-pallet handling fork attachment to move bottles in a beverage application. Heavy Logistics: Hyster® ReachStackers are built for demanding applications with heavy loads, including moving and stacking containers in port applications. Manufacturing: A Hyster® 3.0 Fortens truck featuring a Bolzoni® rotator, and showcasing the Company’s newly introduced capability to factory install these rotators, is shown working in a manufacturing location. Natural Resources: A Hyster® H16XM-12 16-ton Big Truck, specifically engineered for foundry/smelter applications, is shown hard at work in a foundry near Dortmund, Germany. Materials: A Hyster® 155 Fortis, with a basic lifting capacity of 15,500 lbs., equipped with a Bolzoni tissue paper clamp, is transporting a 6’ x 7’ parent roll of tissue paper through a warehouse. Retail & E-commerce: A Yale® OS030BF second-level order selector allows access to an increased number of SKUs in distribution applications. Durable Goods: The Hyster® end-rider pallet truck, equipped with ergonomic and productivity enhancing features, has a 6,000-8,000 lb. capacity.

5875 Landerbrook Drive, Suite 300 | Cleveland, Ohio 44124 | hyster-yale.com An Equal Opportunity Employer